Legg Mason Partners Income Trust
LMP Pennsylvania Municipals Fund
Item 77C

On December 11, 2006, a Special Meeting of Shareholders
was held to vote on various proposals recently approved
by the Fund?s Trustees. The following tables provide the
number of votes cast for, against or withheld, as well
as the number of abstentions andbroker non-votes as to
the following proposals: (1) Election of Trustees,
(2) Agreement and Plan of Reorganization and
(2) Revise and Convert Fundamental Investment Policies.
Proposal 1: Election of Trustees?
Authority
Nominees:               Votes For        Withheld       Abstentions
Elliot J. Berv         1,717,943,212.981 67,890,648.194 855.000
A. Benton Cocanougher  1,718,076,860.068 67,757,001.107 855.000
Jane F. Dasher         1,718,897,500.458 66,936,360.717 855.000
Mark T. Finn           1,718,539,716.448 67,294,144.727 855.000
Rainer Greeven         1,718,082,504.991 67,751,356.184 855.000
Stephen Randolph Gross 1,718,130,753.331 67,703,107.844 855.000
Richard E. Hanson Jr.  1,718,130,470.418 67,703,390.757 855.000
Diana R. Harrington    1,718,668,850.234 67,165,010.941 855.000
Susan M. Heilbron      1,718,073,326.788 67,760,534.387 855.000
Susan B. Kerley        1,717,968,779.488 67,865,081.687 855.000
Alan G. Merten         1,718,147,996.577 67,685,864.598 855.000
R. Richardson Pettit   1,718,331,327.956 67,502,533.219 855.000
R. Jay Gerken, CFA     1,718,998,479.275 66,835,381.900 855.000
? Trustees are elected by the shareholders of all of the series of the Trust, of which the Fund is a series.

Proposal 2: Agreement and Plan of Reorganization Votes
				Votes		         Broker
Item Voted On    Votes For      Against     Abstentions  Non-Votes
Reorganize as Corresponding Series of an Existing Trust
                 2,611,385.383  59,557.731  43,925.751   155,525.000

Proposal 3: Revise and Convert Fundamental Investment Policies
                                      Votes                  Broker
Items Voted On         Votes For      Against    Abstentions Non-Votes
Revise:
Borrowing Money        2,595,931.803  68,904.949 50,032.113  155,525.000
Underwriting           2,592,095.252  68,785.772 53,987.841  155,525.000
Lending                2,622,357.979  46,293.998 46,216.888  155,525.000
Issuing Senior Securities
                       2,623,213.733  43,921.629 47,733.503  155,525.000
Real Estate            2,623,890.725  43,995.388 46,982.752  155,525.000
Commodities            2,621,383.730  46,502.383 46,982.752  155,525.000
Concentration          2,622,955.259  46,655.854 45,257.752  155,525.000
Convert:
Non-Fundamental        2,612,016.554  51,340.221 51,512.090  155,525.000